  EXHIBIT 10.3

RESEARCH COLLABORATION, LICENSE AND PATENT ASSIGNMENT AGREEMENT

BY AND BETWEEN

BOEHRINGER INGELHEIM INTERNATIONAL GMBH

AND

PALATIN TECHNOLOGIES, INC.

BI Contract No: [*]

1

RESEARCH COLLABORATION, LICENSE AND PATENT ASSIGNMENT AGREEMENT

This RESEARCH COLLABORATION, LICENSE AND PATENT ASSIGNMENT AGREEMENT (the “Agreement”) is effective as of August 14, 2025 (the “Effective Date”) and is entered into by and between BOEHRINGER INGELHEIM INTERNATIONAL GMBH, a corporation organized and existing under the laws of Germany, having a business address at Binger Str. 173, 55216 Ingelheim am Rhein, Germany (“BI”), and PALATIN TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, USA, having its registered office at 11 Deer Park Drive, Suite 204, Monmouth Junction, NJ 08852, USA (“PALATIN”). BI and PALATIN are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, BI is a research-based pharmaceutical company that is a member of the Boehringer Ingelheim group of companies, which group possesses expertise and resources relating to the research, development, manufacturing and marketing of pharmaceutical products;

WHEREAS, PALATIN is specialized in the discovery and development of novel melanocortin receptor agonists for the treatment of patients living with retinopathies and other ophthalmic diseases, including its compound known as “[*]”;

WHEREAS, BI recognizes PALATIN’s expertise in the field of generating and developing melanocortin receptor agonists and the Parties wish to enter into a research collaboration to advance “[*]” and potentially other Compounds for treatment of [*] and retinal diseases, as further described in the Research Program;

WHEREAS, BI wishes to acquire, and PALATIN is willing to assign, the Assigned Patent Rights;

WHEREAS, BI wishes to obtain, and PALATIN is willing to grant, an exclusive license under the Licensed Technology on the terms and conditions set forth herein; and

WHEREAS, this Agreement governs the terms and conditions of the asset purchase of the Assigned Patent Rights and the exclusive license to the Licensed Technology, the collaborative research and/or development activities with respect to Compounds such as, inter alia, the responsibilities and activities to be performed by each Party, the ownership of Intellectual Property related to and/or generated under this Agreement, and the consideration payments owed by BI to PALATIN.

2

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for good and sufficient consideration, the sufficiency of which is acknowledged by the Parties, the Parties hereby agree as follows:

1. DEFINITIONS

Unless specifically set forth to the contrary under this Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below.

1.1

“Accounting Standards” means in the case of BI and its Affiliates, the maintenance of records and books of accounts prepared in accordance with the German Generally Accepted Accounting Principles (German GAAP, according to the German commercial code (Handelsgesetzbuch)), consistently applied by BI and as audited by BI’s group auditor. If the applied accounting standards change in the future then “Accounting Standards” means the accounting standards then consistently applied by BI and as audited by BI’s group auditor. In the case of any Sublicensee, “Accounting Standards” means the maintenance of records and books of accounts in accordance with the generally accepted accounting principles as applied by the Sublicensee in their consolidated financial statements (if available) or as applied in their individual financial statements, as agreed in the sublicense agreement between BI and the Sublicensee, each as at the relevant balance sheet date.

1.2

“Affiliate” means in view of a Party or a Third Party, any corporation, firm, limited liability company, partnership, or other entity, that directly or indirectly controls, or is controlled by, or is under common control with such Party or such Third Party. For the purpose of this definition only, “control” means ownership, directly or indirectly, of fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation, or fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) or more of the equity interests in the case of any other type of legal entity, or status as a general partner in any partnership, or any other arrangement whereby the respective Party or Third Party controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

1.3	“Annual Net Sales” means all Net Sales in the Territory in a Calendar Year.

1.4

“Applicable Law” means all laws, statutes, ordinances, regulations, rules, orders, and other pronouncements having the effect of law of any Governmental Authority or court of competent jurisdiction that may be in effect from time to time during the term of this Agreement and applicable to a Party hereunder, including for clarity such rules, regulations and other requirements of any Regulatory Authority.

3

1.5

“Assigned Patents” means the family of patent rights as further described in [*], and any application(s) for a patent in any countries claiming priority to, priority from, and/or the benefit of, at least one of the Priority Application(s) including any priority application(s), substitute application(s), division(s), continuation(s), and continuation(s)-in-part, any patent(s) granted for or on any such application(s), including reissue(s), re-examination(s), revival(s), renewal(s) and extension(s), and all inventions described therein. A specific patent right within the Assigned Patents is an “Assigned Patent”.

1.6

1.7

“Background IP” means any Intellectual Property Controlled by a Party (i) on the Effective Date or (ii) after the Effective Date and generated or acquired independently outside the scope of this Agreement.

1.8

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks located in New York, New York, United States, or Ingelheim, Germany (as applicable) are authorized or required by law to remain closed.

1.9	“Calendar Quarter” means a period of three calendar months ending on March 31, June 30, September 30 or December 31 in any Calendar Year.

1.10	“Calendar Year” means a period of twelve (12) months commencing on January 1 and ending on December 31.

1.11

“Change of Control” means, with respect to a Party, (1) a merger or consolidation or similar transaction of such Party with a Third Party that results (i) in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, or (ii) in the members of the board of directors of such Party immediately prior to such transaction constituting less than a majority of the members of the board of directors of such Party immediately following such transaction, or (2) a transaction or series of related transactions in which a Third Party, together with its Affiliates, (i) becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding equity securities of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of the Party’s board of directors, or similar governing body, or (3) the sale or other transfer to a Third Party of all or substantially all of such Party's business or assets to which this Agreement relates, but in each case (1) through (3), excluding (w) any consolidation or merger effected exclusively to change the domicile of a Party, (x) any transaction or series of transactions effected principally for а bona fide financing transaction, (y) a stock sale to underwriters in a public offering, or (z) a private placement of equity securities made by a Third Party in such Party (i.e., a PIPE transaction). The acquiring or combining Third Party in any of (1), (2) or (3), and any of such Third Party's Affiliates (other than the acquired Party and its Affiliates as in existence prior to the applicable transaction) are referred to collectively herein as the “Acquirer”.

4

1.12

“Clinical Trial” means any experiment in which a drug or therapy is administered or dispensed to, or used involving, one or more human subjects (including but not limited to a Phase I Clinical Trial, a Phase II Clinical Trial, and a Phase III Clinical Trial).

1.13	“Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Compound and one or more other therapeutically active ingredients.

1.14

“Commercialization” means any and all activities directed to the commercialization of a pharmaceutical product (including any Product), including Manufacturing for commercial sale, marketing, detailing, promotion, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering, and commercially selling such product, importing, exporting, and transporting such product for commercial sale, patenting activities, and seeking pricing and reimbursement approval of such product (if applicable) whether before or after Regulatory Approval has been obtained, as well all regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.

1.15

“Commercially Reasonable Efforts” means with respect to the Development or Commercialization of a Compound, [*], as the case may be, [*], in each case [*]. “Commercially Reasonable Efforts” means with respect to all other activities under this Agreement [*].

1.16

“Competitor Change of Control” means any Change of Control in which the Acquirer is, at the time of the Change of Control, engaged in the research, development and/or marketing of pharmaceutical products and/or medical devices.

1.17

“Compound” means (i) the melanocortin receptor agonist identified as [*], (ii) the melanocortin receptor agonist identified as [*] and (iii) any and all (other) melanocortin receptor agonists (a) [*], or (b) [*] and (iv) [*]. Notwithstanding the foregoing, Compound shall exclude the molecule designated as [*].

5

1.18

“Confidential Information” means all information, data or Know-How, whether technical or non-technical, that is disclosed, orally, electronically, visually or in writing, by one Party or its Affiliates (“Disclosing Party”) to the other Party or its Affiliates (“Receiving Party”) pursuant to this Agreement provided, however, that Confidential Information shall not include any such information, data or Know-How that:

	a)	is published or generally known to the public through no fault or omission on the part of the Receiving Party;

	b)	was known or used by the Receiving Party prior to its disclosure by the Disclosing Party to the Receiving Party and not subject to restriction, as evidenced by the Receiving Party’s written records;

c)

is disclosed (other than in connection with this Agreement) to the Receiving Party, without restrictions on Receiving Party’s disclosure thereof, by a Third Party without breaching any confidentiality obligations towards another Third Party or towards the Disclosing Party; or

	d)	is independently developed by the Receiving Party as demonstrated by its contemporaneous written records without the use of or reference to any Confidential Information of the Disclosing Party.

Information that is confidential and consists of a combination of information shall not be deemed to be in the public domain if individual elements of such information are in the public domain, unless the specific combination of those elements is also in the public domain. Subject to Article 10 (“CONFIDENTIALITY”) and Article 11 (“PUBLICITY and PUBLICATIONS”) of this Agreement, the terms of this Agreement shall be deemed the Confidential Information of both Parties. Confidential Information of a Party shall include any information disclosed by a Third Party to such Party under obligations of confidentiality and the terms of any agreements between such Third Party and such Party.

1.19	“Confidentiality Period” means the period beginning on the Effective Date and [*] (“Term”).

1.20

“Control”, “Controls” or “Controlled by” means for any item of or right under any Intellectual Property, the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Party or its Affiliates to grant access to, or a license or sublicense of, such items or right as provided for under this Agreement without violating the terms of any agreement or other arrangement with any Third Party and without violation of any Applicable Law.

1.21	“Co-Packaged Product” means a single packaged product containing [*] in a co-packaged form.

1.22	“Cover” means, with respect to (a) any claim of any Patent and (b) any compound, Invention and/or product (including, without limitation any Compound and Product) in any jurisdiction, [*].

1.23

“Default” means, with respect to a Party, that (i) any representation or warranty of such Party set forth herein shall have been untrue in any material respect when made, or (ii) such Party shall have committed a material breach of any material provision of this Agreement, including [*].

6

1.24	“Development” means all activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product, including: (a) the conduct of research activities other than the research activities carried out pursuant to the Research Plan (including drug discovery, identification, or synthesis) with respect to a Compound or Product; and (b) preclinical and clinical drug development activities and other development activities with respect to a Compound or Product, including Manufacturing of Compounds or Products for development purposes, test method development and stability testing, toxicology, formulation, process development, qualification and validation, quality assurance, quality control, the conduct of Clinical Trials, statistical analysis and report writing, the preparation and submission of regulatory materials with respect to the foregoing, and all other activities necessary or useful or otherwise requested or required by a Regulatory Authority or as a condition or in support of obtaining, maintaining or expanding a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.

1.25	“Device” means any instrument, apparatus, machine, or digital product which is intended to be used in the Field (i) forming an integral part of a Product or (ii) co-packed and to be used together with a Product, such as prefilled syringes, prefilled pens or autoinjectors and any other kind of administration device.

1.26	“EMA” means the European Medicines Agency and any successor agency thereto.

1.27	“Exploit” means to research, Develop, Manufacture, use, register, market, make, offer for sale, sell, distribute, export and import or otherwise Commercialize and, for clarity, includes having such activities done through a Third Party.

1.28	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.29	“Field” means all therapeutic uses in the eye relating to treatment of [*] retinal diseases [*].

1.30	“First Commercial Sale” means, on a country-by-country and Product-by-Product basis, the first sale by BI, its Affiliates or Sublicensees in an arm’s length transaction of such Product to a Third Party (other than a Sublicensee) in such country in exchange for monetary value after the Regulatory Approvals for such Product have been obtained in such country.

1.31	“Foreground IP” means all Intellectual Property that is conceived, reduced to practice, discovered, developed or otherwise made by or on behalf of a Party after the Effective Date and within the scope of this Agreement (either alone or jointly with the other Party).

7

1.32	“Foreground Patents” means Patents relating to any Invention made by or on behalf of either or both Parties, which Invention is part of Foreground IP.

1.33	“FTE” means a full-time equivalent person-year based upon a total of one thousand eight hundred (1,800) working hours per Calendar Year of scientific or technical work carried out by a duly qualified employee of PALATIN on or directly related to the work to be conducted under the Agreement. Overtime, and work on weekends, holidays and the like shall not be counted with any multiplier (e.g. time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of a FTE billable by PALATIN for one (1) individual during a given accounting period shall be determined by dividing the number of hours worked directly by said individual on the work to be conducted under the Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on one thousand eight hundred (1,800) working hours per Calendar Year.

1.34	“FTE Rate” means [*] per FTE. Such FTE Rate shall include, inter alia, all [*].

1.35	“Generic Competition” means and shall be deemed to exist in a particular country in the Territory with respect to a particular Product in a given Calendar Quarter if in such country during such Calendar Quarter one or more Generic Products (other than a Generic Product sold by BI or its Affiliates or by a Sublicensee under a license granted by BI or its Affiliates) in the aggregate account for [*] in such country, and (ii) [*], such other reliable data source as reasonably agreed upon by PALATIN and BI. If no data is commercially available, then the Parties shall agree upon a methodology for estimating the percentage unit-based market share of Generic Products in such country.

1.36	“Generic Product” means, with respect to a particular Product and a particular country, (i) any pharmaceutical product (other than the Product, as applicable) that contains the same active ingredient(s), independent from its polymorphic form or its salt form, in a comparable quality and quantity as such Product, as applicable, irrespective of its pharmaceutical form and is approved under an Abbreviated New Drug Application (ANDA) pursuant to Section 505(j) or under Section 505(b)(2) of the United States Food, Drug, and Cosmetic Act, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto), or any similar abbreviated route of approval in such country, or (ii) any biologic medicinal product (other than the Product, as applicable) that is a biosimilar of such Product, and, if the Product is a component of a Combination Product, a biosimilar of the Combination Product, and is approved under a biological product licensure application submitted by any person under 42 U.S.C. § 262(k) or any similar abbreviated route of approval in such country.

1.37	“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

8

1.37	“Governmental Authority” means any multi-national, national, federal, state, local, municipal, provincial, county, or other political subdivision, agency or other body, domestic or foreign or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity).

1.38	“IND” means (a) an Investigational New Drug Application as defined in the United States Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder, or any successor application or procedure required to initiate clinical testing of a drug in humans in the United States, or (b) a counterpart of such an Investigational New Drug Application that is required in any other country before beginning clinical testing of a drug in humans in such country, including, for clarity, a “Clinical Trial Application” in the European Union.

1.39	“IND Enabling Toxicology Study” means one or more animal toxicology studies performed under current GLP regulations in relevant species, demonstrating that a compound is reasonable safe for initial testing in humans.

1.40	“Indication” means any separately defined, well-categorized class of a human disease, syndrome, aesthetic or medical condition, for which a Product is intended to treat or prevent, which use is the subject of a separate Regulatory Approval process resulting in the addition of such Indication in the product label. For clarity and by way of example, [*].

1.41	“Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial.

1.42	“Intellectual Property” means all results and all rights in Inventions, Patents, priority rights, copyrights, design rights, trade dress, trade names, trademarks, service marks, Know-How, database rights, domain names and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of them, anywhere in the world.

1.43	“Invention” means any new and useful process, method, utility, compound, composition of matter, formulation, machine, apparatus or article of manufacture, or any improvement thereof, or discovery or finding that is conceived and/or reduced to practice, and which is or may be patentable in at least one country in the Territory.

1.44	“Invoice” means an originalor electronically signed invoice sent by PALATIN to BI with respect to any payment due hereunder, containing the information and meeting the requirements as set forth in Schedule 1.43 (“Requirement for Invoices”), which shall be modified in the event of a change in the Applicable Law.

1.45	“Know-How” means [*].

1.46	“Knowledge” means [*].

9

1.47	“Licensed Know-How” means all Know-How Controlled by PALATIN or any of its Affiliates on the Effective Date or during the term of this Agreement that is necessary or useful to Exploit Compounds or Products in the Territory in the Field.

1.48	“Licensed Patents” means аll Patents Controlled by PALATIN or any of its Affiliates on the Effective Date or during the term of this Agreement having a claim Covering, or having a disclosure sufficient to support a claim Covering, the Licensed Know-How. [*].

1.49	“Licensed Technology” means [*].

1.50	“Manufacture” or “Manufacturing” means to make, produce, manufacture, process, fill, finish, package, label, perform quality control and quality assurance testing, release, ship, or store a compound or product or any component thereof.

1.51	“Major Market Country” means each of the [*].

1.52	“Material” means any reagent, assays, tool, cell line, protein, antibody, virus, chemical compound, product, sample or other substanceor tangible material, as well as any derivatives or modifications thereof.

1.53	“Net Sales” means, with respect to a certain time period, the gross invoiced sales charged for Product(s) sold by or for BI, its Affiliates and Sublicensees in arm’s length transactions to Third Parties (but not including sales relating to transactions between BI, its Affiliates, and/or their respective Sublicensees) during such time period, less the total of the following charges or expenses to the extent actually applied or taken with respect to such sales of Product(s) as determined in accordance with the relevant Accounting Standards, consistently applied across all products sold by BI, in each case without duplication:

a.	[*];

b.	Credits or allowances actually granted for rejected goods, damaged or defective goods, recalls, and returns;

c.	[*];

d.	Retroactive price reductions applicable to sales of such Product;

e.	Discounts, rebates or other payments, including governmental special medical assistance programs, copay assistance programs, consumer discount programs or other similar programs;

f.	The [*] that are shipped with the Product and included in the gross invoiced sales price;

g.	[*] related to Product that are [*];

h.	Any government mandated tax, including customs or excise duties, sales tax, consumption tax, value added tax, and other taxes (except income taxes);

i.	Charges for packing, freight, shipping and insurance (to the extent that BI, its Affiliates and Sublicensees bear the cost for Products).

10

BI, its Affiliates and Sublicensees shall not [*]. All defined deductions in this section shall be consistent with BI’s audited financial statements.

Any disposal of Products for promotional or advertising purposes, or use of Products in clinical or preclinical trials, given as free samples, or distributed at no charge to patients unable to purchase Product shall not be included in Net Sales. Products sold or used for indigent patients programs, expanded access programs, unpaid compassionate use programs (including any single patient program), patient support or assistance programs, or charitable or humanitarian programs will not be included in Net Sales.

In the event of any sale or other disposal of any Product that should be included in Net Sales for any consideration other than an exclusively monetary consideration on bona fide arm’s length terms, for purposes of calculating the Net Sales under this Agreement, such Product shall be deemed to be [*].

In the event a Product is sold as a Combination Product or Co-Packaged Product, Net Sales of the Combination Product or Co-Packaged Product will be calculated as follows:

a)	If the Combination Product and/or Co-Packaged Product, [*].
b)	If the Combination Product and/or the Co-Packaged Product and the Product are sold separately, [*].
c)	If the Combination Product and/or the Co-Packaged Product and the other product(s) are [*].
d)	If the Combination Product or Co-Packaged Product are [*].

The [*] for such other product(s) contained in the Combination Product or Co-Packaged Product shall be calculated for each Calendar Year by [*], as published by IQVIA or another mutually agreed independent source.

In the initial Calendar Year during which a Combination Product or Co-Packaged Product is sold, a [*] shall be used for the Product, other product(s), or Combination Product and/or Co-Packaged Product. Any over- or underpayment due to a difference between forecasted and actual [*] shall be paid or credited in the second royalty payment of the following Calendar Year. In the following Calendar Year, the [*] of the previous Calendar Year shall apply from the second royalty payment on.

11

1.54	“Notify” means to provide formal written notice (“Notice”) according to Section 20.8.

1.55	“Patent” means any and all (i) patents, (ii) patent applications, including all provisional and non-provisional applications, foreign patent application, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or equivalents thereof such as patent term extensions, (iv) inventor’s certificates or letters patent, (v) utility models, (vi) designs, or (vii) any other substantially equivalent form of government-issued right substantially similar to any of the foregoing described in subsections (i)-(vii) above.

1.56	“Phase I Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(a) or its foreign equivalent and is approved as Phase I Clinical Trial by the competent Regulatory Authority. By way of example and not limitation, a Phase I Clinical Trial [*] to assess [*], and the emphasis in Phase I Clinical Trials is usually on [*]. For clarity, a Phase I Clinical Trial may also [*].

1.57	“Phase II Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(b) or its foreign equivalent and is approved as Phase II Clinical Trial by the competent Regulatory Authority. By way of example and not limitation, a Phase II Clinical Trial is [*] to assess [*] about an investigational drug, along with [*]. For clarity, a Phase II Clinical Trial may [*].

1.58	“Phase III Clinical Trial” means a human clinical trial conducted in any country that meets the requirements of 21 CFR §312.21(c) or its foreign equivalent and is approved as Phase III Clinical Trial by the competent Regulatory Authority. By way of example and not limitation, a Phase III Clinical Trial is [*], and it is intended [*]. For clarity, a Phase III Clinical Trial may [*].

1.59	[*] with the structure set forth on [*].

1.60	“Product” means any pharmaceutical product in finished dosage form containing at least one Compound as an active pharmaceutical ingredient for use in the Field. For clarity, Product includes Combination Product and Co-Packaged Product.

1.61	“Public Official” means any officer or employee of a local or foreign government or any department, agency, political party, institution, or instrumentality thereof (including officers and employees of government controlled entities), or of a public international organization as well as any person acting in an official capacity for or on behalf of any such government, department, agency, institution or instrumentality, or for or on behalf of any such public international organization as well healthcare professionals, working in healthcare institutions, in which the central, regional or local government owns an interest or has control or which are paid partly or as a whole by the government.

12

1.62	“Rabbit Intravitreal PK Study” means a [*].

1.63	“Rat Laser Choroidal Neovascular (CNV) Study” means the study in accordance with [*].

1.64	“Regulatory Approval” means both: (a) the technical, medical and scientific licenses, registrations, authorizations and approvals (including approvals of marketing authorization applications and variation approvals), and (b) any necessary pricing and/or reimbursement authorizations and approvals, of any Regulatory Authority necessary for the distribution, marketing, promotion, offer for sale, use, import, export or sale of such pharmaceutical product in such country

1.65	“Regulatory Authority” means any (i) Governmental Authority, notified bodies or other organization in a country or region that regulates the manufacture or sale of pharmaceutical or medicinal products or medical devices, including the FDA, PMDA and the EMA, and any successors thereto and (ii) any other relevant bodies authorized by Applicable Law to review or otherwise exercise oversight over marketing authorization applications, other regulatory filings or regulatory approvals.

1.66	“Research Plan” means the plan outlining the activities performed by or on behalf of BI and/or PALATIN as set forth in Article 2 of this Agreement, including as may be amended from time to time, attached hereto as [*] (“Research Plan”).

1.67	“Research Program Start Date” means the earlier of either (a) the date when either Party begins to perform an activity under the Research Plan, or (b) the project kickoff meeting for the Research Program, [*].

1.68	“Research Term” means the period beginning on the Research Program Start Date and ending [*]. Such [*] may be [*] upon [*]. Any further extension of this Research Term will require the mutual agreement of the Parties.

1.69	“Results” means all materials, information, know-how, data, documents, measurement results, Inventions, software and other intellectual property identified or first reduced to practice or writing in the course of the Research Program.

1.70	“Senior Executives” means: (i) in the case of PALATIN, Carl Spana, Chief Executive Officer and President, or Stephen T. Wills, Chief Financial Officer & Chief Operating Officer; and (ii) in the case of BI, depending on the actual status of the relevant Product(s), the senior-most executive vice-president responsible for research, development, medicine or marketing and sales, or, in each case, such individual’s nominated designee who is a member of BI’s senior management with appropriate decision making authority.

13

1.71	“Sublicensees” means with respect to BI a Third Party to whom BI (or its Affiliate or another of its Sublicensees) grants a license or sublicense under any rights granted to BI under this Agreement to Develop or Commercialize Products in the Territory. For clarity, Affiliates working for or on behalf of BI and Third Party Collaborators are not considered Sublicensees under this Agreement.

1.72	“Successful Completion” means with regard to the conduct of a study, the point at which a study itself has met all predefined criteria, endpoints or milestones as outlined in the study protocol or Research Plan (as applicable) and the data generated during such study are sufficient to support progression to the next phase, [*].

1.73	“Taxes” means all forms of preliminary or finally imposed domestic and foreign taxes, fees, levies, duties and other assessments or charges of whatever kind (including but not limited to sales, use, excise, stamp, transfer, property, value added, goods and services, withholding and franchise taxes) together with any interest, penalties, fine or additions payable thereon.

1.74	“Territory” means any and all countries in the world.

1.75	“Third Party” means an entity other than (i) BI or any of its Affiliates, or (ii) PALATIN or any of its Affiliates.

1.76	“Third Party Collaborations” means collaborations between BI and Third Party Collaborators pursuant to which such Third Party Collaborators, in collaboration with BI or its Affiliates, or on behalf of BI or its Affiliates, conduct Development and/or Commercialization activities in connection with the Compounds or Products. [*]. For clarity, any [*].

1.77	“Third Party Collaborators” means Third Party collaborators and subcontractors of BI involved in conducting Development and/or Commercialization activities relating to the Compounds or Products pursuant to Third Party Collaborations, including without limitation CMOs or CROs.

1.78	“Valid Claim” means (a) a claim of an issued Patent that has not expired or has not been abandoned, or has not been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or (b) a claim within a Patent application which application has not been pending [*] from the date of its priority filing date provided such claim has not been irretrievably revoked, irretrievably cancelled, irretrievably withdrawn, held invalid or abandoned by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period), or finally determined to be unallowable in a decision from which an appeal cannot or can no longer be taken. For clarity, a claim of an issued Patent that ceased to be a Valid Claim before it issued because it had been pending too long, but subsequently issues and is otherwise described by clause (a), shall again be considered to be a Valid Claim once it issues. The same principle shall apply in similar circumstances such as if, for example (but without limitation), a final rejection of a claim is overcome.

14

1.79	“VAT” means value added tax and similar indirect taxes (including goods and service tax).

1.80	The following Capitalized Terms have the meaning that is given in the Section indicated in the table below:

Term	Section
Acquirer	1.1
Additional Cure Period	18.2.1
Agreement	Preamble
Alliance Manager	7.6
Auditor	12.9.5
Bankruptcy Code	9.9
BI	Preamble
BI Auditors	12.15
Damages	17.1
Data Package	6.1
Default Cure Period	18.2.1
Default Notice	18.2.1
Defaulting Party	18.2.1
Disclosing Party	1.17
Dispute	19.1
Effective Date	Preamble
Executive Session	7.2.1
ICC	19.2
Indemnified Party	17.3
Indemnifying Party	17.3
Infringed Patent	9.5.1
Joint Steering Committee or JSC	7.1
Material Provider	2.3
Material Receiver	2.3
Non-Defaulting Party	18.2
Open Session	7.2.1
PALATIN	Preamble
PALATIN Back-License	5.3
PALATIN Deliverables	2.2
PALATIN Indemnitees	17.2
Party / Parties	Preamble
Priority Applications	1.5
Provided Materials	2.3
Receiving Party	1.17
Request	19.2
Research Program	2.1
Research Program Director	7.4
Research Support Payments	12.2
Royalty	12.9.1
Royalty Term	12.9.2b)
Rules	19.2
Third Party Claim	17.3

15

2. RESEARCH PROGRAM

2.1	Collaboration. During the Research Term and subject to the oversight and review of the JSC, BI and PALATIN shall conduct the activities attributed to each of them as outlined in the Research Plan and in accordance with the terms of this Agreement and all Applicable Laws and [*] (“Research Program”). PALATIN shall use scientific, technical and other personnel who are sufficiently qualified and have requisite skills to perform the activities assigned to it and shall use Commercially Reasonable Efforts to conduct its activities under the Research Program, including in accordance with the timelines outlined in the Research Plan.

2.2	PALATIN Deliverables. PALATIN shall provide to BI: (a) all [*], and (b) [*] (both (a) and (b) the “PALATIN Deliverables”). The PALATIN Deliverables shall be provided [*] of completion [*], unless otherwise outlined in the Research Plan. All reports shall be provided in sufficient detail and must comply with [*]. The respective reports as outlined in the Research Plan shall be in the form of and meet the requirements of [*]. On BI´s request [*].

2.3	Materials.

2.3.1	Each Party (in such capacity, the “Material Provider”) shall provide the other Party (in such capacity, the “Material Receiver”) those Materials required by the Research Plan to be provided by such Party using Schedule 2.3 (“Material Shipment Record Form”), if any, for the conduct of the Research Program (such Materials provided to the other Party, the “Provided Materials”).

2.3.2	Delivery of Materials is subject to Article 15 (“Customs”). BI shall reimburse PALATIN for any shipment costs within [*] upon receipt of a respective Invoice.

2.3.3	Any BI Provided Materials shall be [*]. BI Provided Materials, or any portion thereof, shall only be provided to [*]. PALATIN Provided Materials may be used by BI in accordance with [*].

2.3.4	All Provided Materials are provided “as-is”. The Material Provider does not represent, warrant or guarantee that the Provided Materials are merchantable or satisfactory for any particular purpose and the Material Provider hereby disclaims all warranties, express or implied, to such effect. Information and data relating to Provided Materials provided hereunder do not certify, validate, imply or represent that any Provided Materials are fit for any use.

16

2.3.5	Except as expressly outlined in the Research Plan or (regarding PALATIN Provided Materials) necessary or useful for BI to Exploit Compounds and/or Products, the [*]; (b) use the Provided Materials [*]; or (c) [*] Provided Materials [*].

2.3.6	Except in cases where this Agreement or any other written agreement among the Parties provides for a transfer of ownership of Provided Materials to the Material Receiver, the Material Receiver (at the Material Provider’s request and expense) shall cooperate with the Material Provider in securing and filing any necessary statements or documents to preserve and evidence the Material Provider’s ownership of and security interest in the Provided Materials in any jurisdiction in which the Material Receiver uses the Provided Materials as reasonably requested by the Material Provider.

2.3.7	The Material Receiver shall ensure that any and all Provided Materials are securely stored.

2.3.8	Within [*] of completion of the Research Program or, earlier, upon BI’s request, PALATIN shall [*].

3. DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS; DILIGENCE

3.1	Development/Commercialization. BI has the exclusive right and sole responsibility for conducting, either itself or through one or more Affiliates or Sublicensees, the [*] in accordance with the requirements of this Agreement.

3.2	BI Diligence. BI shall use (and shall cause its Affiliates and Sublicensees to use) [*] in at least one of the Major Market Countries. Notwithstanding the foregoing, BI shall be permitted to [*].

3.3	Reports. Until the first Regulatory Approval of a Product in the Field in the Territory, BI shall keep PALATIN reasonably informed as to the progress of its Development activities in respect of a Product [*].

4. EXCLUSIVITY

4.1	Exclusivity. During the term of this Agreement, PALATIN shall [*], and PALATIN [*]. This exclusivity obligation shall terminate [*].

17

5. LICENSE GRANT

5.1	Licensed Technology License. [*], royalty-bearing, perpetual, irrevocable (subject to termination rights pursuant to Article 18), transferable, sublicensable license under all Licensed Technology to [*].

5.2	Research Program License. BI hereby grants to PALATIN, a worldwide, royalty-free, fully paid-up, cost-free, non-exclusive license to use its [*].

5.3	PALATIN Back-License. Subject to Section 9 and Section 18.4.1a), BI hereby grants to PALATIN [*] (the “PALATIN Back-License”).

5.4	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or any other right or interest, by implication or otherwise, in any Confidential Information or other Know-How disclosed to it under this Agreement or under any Intellectual Property owned or Controlled by the other Party or its Affiliates.

5.5	Sublicensing by BI.

	5.5.1	BI shall have the right to grant sublicenses (in multiple tiers) with respect to the rights licensed to BI under this Agreement without the prior consent of PALATIN, provided that each sublicense granted by BI to a Sublicensee shall be subject and subordinate to the terms and conditions of this Agreement and shall contain terms and conditions materially consistent with those in this Agreement, including with respect to confidentiality and diligence, and shall not in any way diminish, reduce or eliminate any of BI’s obligations under this Agreement. BI shall use reasonable efforts to enforce compliance by each of its Sublicensees with the applicable sublicense agreement. Notwithstanding anything to the contrary in this Section 5.4 (“Sublicensing”), BI shall be free to grant sublicenses with respect to the rights licensed to BI under this Agreement to Third Party Collaborators, and the conditions of this Section 5.5 (“Sublicensing”) shall not apply to such Third Party Collaborations, provided that any such Third Party Collaborations contain customary confidentiality provisions.

	5.5.2	Survival of Sublicenses. Any such sublicense granted by BI to a Sublicensee that contains terms and conditions materially consistent with those in this Agreement shall [*], provided that [*]. PALATIN herewith agrees to be bound [*].

5.6

Sublicensing by PALATIN. PALATIN shall have the right to grant sublicenses (in multiple tiers) with respect to the rights licensed to PALATIN under Section 5.3 without the prior consent of BI, [*]. PALATIN shall use reasonable efforts to enforce compliance by each of its sublicensees with the applicable sublicense agreement.

18

5.7

Licenses after Expiration of Royalty Term. Any licenses granted to BI shall be exclusive, fully paid-up, perpetual, worldwide, sub-licensable without restriction, transferrable without restriction and irrevocable under the relevant Intellectual Property for such Product in such country upon expiration of the Royalty Term for a Product in the country where the Product is sold.

6. DATA AND MATERIAL TRANSFER; REGULATORY FILINGS

6.1	Technology Data Package Transfer. During the [*] after the Effective Date (or such extended period upon mutual agreement of the Parties), PALATIN shall furnish to BI [*] (“Data Package”). For clarity, such Data Package shall include but not be limited to the items as further described in Schedule 6.1 and shall include [*] (“Technology Data Package Transfer”). During the Research Term, PALATIN shall transfer to BI [*]. Within sixty (60) days after the conclusion of the Research Term, PALATIN shall transfer to BI [*]. At any time during the term of the Agreement, PALATIN shall provide to BI upon BI’s request any [*].

6.2	Technical Assistance. PALATIN shall answer all reasonable questions received from BI regarding [*] as soon as reasonably possible after receipt and shall cooperate with and assist BI with understanding and using [*]. Such cooperation and assistance shall include, without limitation, providing BI with reasonable access by teleconference or in person to PALATIN personnel who are appropriately qualified and experienced for such purpose, and/or who were directly involved in the Development of Compounds. BI shall be responsible for ensuring that its personnel who receive such assistance are appropriately qualified and experienced for such purpose.

6.3	Regulatory Filings. Following the Effective Date, BI shall control, at its sole cost and expense, the preparation and filing of all regulatory submissions and applications with Regulatory Authorities as may be required for the further Development and Commercialization of Compounds or Products. PALATIN shall provide to BI reasonable support and assistance in connection therewith as may be requested from time to time by BI. For the avoidance of doubt, BI or its designated Affiliate shall be the title holder of any regulatory authorizations. [*].

6.4	Material Transfer and Supply. PALATIN shall provide to BI promptly following BI’s request [*], which shall be agreed to between the Parties.

7. GOVERNANCE

7.1

Implementation of Joint Steering Committee. The Research Program shall be conducted under the direction of a joint steering committee ("JSC"). Within [*] after the Effective Date, the Parties shall establish the JSC comprised of [*] of BI and [*] of PALATIN with decision making authority. The JSC members shall not be [*]. Each Party may replace its representatives at any time upon prior written information, by email or otherwise, to the other Party.

19

7.2	Meeting Procedures.

	7.2.1	Attendance of Non-Members. Upon prior written information to the other Party (by email or otherwise), each Party may invite non-voting employees and consultants or scientific advisors to (parts of) the JSC meeting (“Open Session”). In case the JSC discusses sensitive topics, makes high-level strategic decisions, or deals with other issues that are not suitable for the Open Session (“Executive Session”), the attendance of invited participants other than Alliance Managers is subject to [*].

	7.2.2	Confidentiality. The attendance of any participants of the JSC (Executive Session and Open Session) is subject to appropriate confidentiality undertakings. For this, general undertakings in employment or service agreements or imposed by professional rules, in each case consistent with the obligations regarding Confidential Information under this Agreement, shall be sufficient. The participants of the JSC shall from time-to-time be reminded of the confidential nature of exchanged information.

	7.2.3	Meeting Venue, Dates and Costs. The JSC will meet [*] at least three (3) times per Calendar Year, unless otherwise mutually agreed by the Parties. The JSC may also convene ad-hoc when needed to address urgent or time-sensitive matters. Meeting dates will be defined after mutual agreement by both Parties. Each Party shall bear its own costs related to the attendance of such meetings by its representatives, including but not limited to its own travel and lodging expenses.

	7.2.4	Decision Making Authority. A quorum for a meeting of the JSC shall require the presence of at least one representative for each Party. The JSC shall endeavor to reach decisions by consensus. Each Party, through its representative members of the JSC, shall collectively have one vote for decision making purposes. In the event the JSC is unable to reach an unanimous decision on any matter, the matter shall [*]. For clarity [*] Section 7.3.

	7.2.5	Dissolution. Governance by the JSC will end upon the end of the Research Term. The JSC may reconvene to address surviving Research Program related matters such as publication, Intellectual Property and other strategically relevant matters as identified by the Parties.

20

7.3	Responsibilities. The JSC shall oversee [*]. Within such scope the JSC shall:

	(i)	Review and evaluate the [*] as regularly presented by the Project Team Members;

	(ii)	Make strategic decisions regarding the [*];

	(iii)	Set or adjust timelines for deliverables and confirm and approve completion of the deliverables [*];

	(iv)	Review and approve [*]; document such amendments in writing via email or JSC minutes;

	(v)	Reallocate FTE and other resources dedicated to the Research Program to ensure that resources are used efficiently and effectively;

	(vi)	Foster a collaborative environment and cooperation between the Parties to effectively achieve the goals of the Research Program;

	(vii)	Discuss [*] together with the respective experts of each Party ([*]), as the case may be.

Except for the mandate to amend the Research Plan or reallocate resources pursuant to this Section 7.3 (v) and (vi) above, the JSC shall not have the power to [*].

7.4

Research Program Director Within [*] after the Effective Date, each Party shall name a research program director (the “Research Program Director”). The respective Research Program Directors will be primarily responsible for facilitating the flow of information and communication of the day-to-day work for the Research Program and shall provide written information, by e-mail or otherwise of the election of members of scientific project teams or project sub-teams (the “Project Team Members”). The Research Program Directors shall conduct regular telephone conferences every four (4) weeks, or more frequently as deemed necessary or appropriate, to exchange information regarding the progress of the Research Program under the Research Plan.

7.5	Personnel Transition and Replacement Procedures. [*]. Any successor Research Program Director or key Project Team Member [*].

7.6

Alliance Manager. Within fourteen (14) days following the Effective Date, each Party shall appoint an alliance manager (“Alliance Manager”). The Alliance Manager shall be responsible for the facilitation of collaboration and governance ensuring compliance with contractual obligations and adherence to the terms of the Agreement. The Alliance Manager shall contribute to the mutual exchange, relationships, and the overall health of the collaboration. The Alliance Mangers shall support the [*]. The Alliance Managers shall aim to organize the Research Program kick-off [*]. The Alliance Managers shall be permanent participants of the [*]. The Alliance Managers themselves shall communicate regularly, at a minimum, once every month.

21

8. CHANGE OF CONTROL

8.1

Change of Control of PALATIN. In case of a Change of Control of PALATIN, PALATIN shall promptly Notify BI of any Change of Control and shall disclose to BI the identity of the Acquirer. The Parties acknowledge and agree that, in the event of a Competitor Change of Control of PALATIN, (i) appropriate provisions will need to be implemented in order to ensure that no improper information exchanges occur between PALATIN and the Acquirer, and (ii) BI must be ensured the continued benefit of all of its rights with respect to the Development and Commercialization of Compounds and Products. The Parties shall convene a meeting of the executive representatives [*]. In order to achieve these goals:

	a.	[*];

	b.	[*];

	c.	[*]; and

	d.	[*].

If the requirements under clauses a) through d) of this Section 8.1 are met, the [*]. The Agreement shall otherwise continue in accordance with its terms, in particular, BI shall retain all of its licenses and other rights hereunder, subject to all of its milestone and royalty payment obligations.  [*].

8.2

Change of Control of BI. In case of a Change of Control of BI, BI shall promptly inform PALATIN and shall [*]. The Parties shall convene a meeting of the executive representatives as soon as reasonably practical after PALATIN’s receipt of such information from BI to discuss the plans and strategy of the Acquirer with respect to the Development and Commercialization of Compounds and Products.

9. INTELLECTUAL PROPERTY

9.1	Ownership

	9.1.1	Background IP. Subject to Section 9.1.3 (“Assignment and Transfer of Patents”) of this Agreement, this Agreement shall not affect the ownership of any Background IP.

	9.1.2	Foreground IP. All Foreground IP shall be solely owned by BI and considered BI Confidential Information. [*\.

	9.1.3	Assignment and Transfer of Patents. Subject to the PALATIN Back-License pursuant to Section 5.3, effective upon the Effective Date, [*].

22

9.1.4	Registration of BI as Patent Owner.

	a)	PALATIN will take all necessary steps to [*] and will cooperate with and support BI [*] the respective national authorities responsible for patent rights. [*].

b)

PALATIN shall provide [*]. PALATIN shall execute and deliver, at no cost to BI, any and all documents that may be necessary in accordance with the rules and regulations of the respective national authorities [*].

	c)	BI shall be responsible for, and will bear the external costs (i.e. costs not due to work done by PALATIN) accruing [*].

	d)	PALATIN shall promptly transfer to BI all [*].

	e)	As long as BI is not registered patent owner in a county, [*].

	f)	PALATIN shall inform BI [*].

	g)	Upon request of BI, BI may take over the [*].

h)

Upon Effective Date, during the transition period until BI has received all necessary documents and information to take over full responsibility on [*], the Parties [*]. To facilitate the transfer process, PALATIN will establish email contact between BI and its local patent attorneys [*].

9.2	Patent Prosecution/Maintenance/Defence and Enforcement.

9.2.1

Common Understanding. The Assigned Patents Cover the [*]. PALATIN has interest in the [*] and BI has interest in the patent protection of Compounds. [*] and Compounds are subject to the same patent family, i.e. the Assigned Patents. [*]. This principle shall apply to all decision-making processes as described in this Section 9 if not explicitly defined otherwise.

	9.2.2	Separation of Assigned Patents. To best save the interests of each Party, and to the extent legally possible, meaningful and subject to further assessments, the Parties intend [*].

23

9.2.3	Patent Prosecution and Maintenance.

a)

BI shall have lead responsibility, using an outside patent counsel selected by BI to control the [*], including but not limited to the [*]. BI will use diligent efforts no less than it uses for its own Patents to prepare, file, prosecute and maintain all Patents, provided, however, that BI does not represent or warrant that any Patent will issue, be granted or maintained in post-grant proceedings. PALATIN shall [*]. BI shall keep PALATIN reasonably informed. For the sake of clarity, the mandate of BI shall include, in Europe, the right to file a request for unitary effect for a European Patent and the right to decide on “opt-out” and “opt-in” with respect to the jurisdiction of the Unified Patent Court.

b)	Upon BI’s request, PALATIN shall support BI promptly and provide BI with the [*] to appropriately support patent examination and other patent legal proceedings at Authorities or Courts.

c)	BI shall provide PALATIN with [*] received from any patent office. BI will consider PALATIN’s comments in good faith and shall not take any action [*].

d)	[*].

e)

BI shall be responsible for the costs incurred with respect to the preparation, filing, prosecution and maintenance of the Assigned Patents. Notwithstanding the foregoing, all costs for the prosecution, maintenance, enforcement and defence of the [*] Assigned Patents shall be borne by PALATIN.

f)

If BI decides [*]. Notwithstanding the foregoing, [*], at its own costs and its own discretion. Upon written information provided by PALATIN to BI of such decision to [*]. Following such re-assignment, the principles and responsibilities of Patent prosecution, maintenance, defence and enforcement as outlined in Section 9.2.1 and this Section 9.2.3 continue to apply. [*].

g)	In case the development of [*].

9.3	Engaging Individuals. PALATIN shall ensure that all of its and its Affiliates’ employees and any other individuals and legal entities it or its Affiliates engage in the performance of the work under this Agreement will be obligated by [*]. If it is discovered at any time that [*].

9.4	Patent Term Extensions. BI shall have the full and exclusive right and discretion [*]. Upon request by BI, PALATIN shall provide support, assistance, and all necessary documents in fully executed form if needed to BI for the purpose of supporting, filing, obtaining and maintaining Patent Term Extensions. If PALATIN [*], PALATIN shall ask BI for approval case-by-case in due time before the due date. [*] BI shall have the right to [*]. For clarity, all costs and expenses relating to [*].

24

9.5	Patent Enforcement

	9.5.1	PALATIN shall promptly inform BI in writing if PALATIN becomes aware of any suspected, threatened or actual infringement, by any Third Party, of an Assigned Patent and/or a Licensed Patent (the “Infringed Patent”), and shall promptly provide BI with any available evidence of such suspected, threatened or actual infringement.

	9.5.2	BI shall have the first right, but not the obligation, to enforce or defend the Infringed Patent against such Third Party at BI’s sole discretion and at BI’s sole risk, cost and expense. [*]. BI shall take the lead in the control and conduct of any such enforcement or defense under this Section 9.5.2. Upon reasonable request by BI, PALATIN shall [*].

	9.5.3	Subject to 9.5.2, in case BI decides [*]; provided, that BI shall have the right to approve the strategy for enforcement or defence of [*].

	9.5.4	The proceeds (e.g., damages or other compensation) of any enforcement or defense action of BI under this Section 9.5 shall be for the benefit of BI [*]. The proceeds (e.g., damages or other compensation) of any enforcement or defense action [*].

	9.5.5	The provisions of this Section 9.5 shall additionally apply in the case of any objection, opposition or challenge, by a Third Party, with respect to a Assigned Patent and/or Licensed Patent, and such an opposed, challenged or objected-to Patent shall be considered an Infringed Patent for the purposes of interpreting this Section 9.5. Objections, oppositions or challenges to a Patent under this Section include, for example, nullity actions, declaratory judgment proceedings, inter partes re-examination proceedings, post grant review proceedings, patent interference proceedings, ex parte and inter parte reexam proceedings, and patent opposition proceedings in a court, patent office or other administrative authority of competent jurisdiction in any country within the Territory.

	9.5.6	The Party enforcing or defending an Infringed Patent pursuant to this Section 9.5 shall have the right to settle any such dispute, [*].

9.6	Defense of Claims.

9.6.1

Notice. If any action, suit or proceeding is brought against either Party or any Affiliate of either Party or any Sublicensee alleging the infringement or misappropriation of the Intellectual Property of a Third Party by reason of [*], or the date such Party becomes aware that such action, suit or proceeding has been instituted, and the Parties, or their appropriate respective designees, will meet as soon as possible to discuss the overall strategy for defense of such matter.

9.6.2

[*]. PALATIN will cooperate with BI in all reasonable respects in any such IP Action. Unless otherwise set forth herein, BI will have the right to settle such litigation.  Notwithstanding the foregoing, PALATIN shall have the right to [*].

25

9.7	Patent Listings. With regard to the marketing authorization of a Compound, BI shall have the sole right to make all filings with the respective Authorities throughout the Territory with respect to Compound Assigned Patents and PALATIN shall have the sole right to make all filings with the respective Authorities throughout the Territory with respect [*], including as required or allowed in the United States in the FDA’s Orange Book, or other international equivalents, and to determine which Patents are to be listed therein. Upon request of one Party, the other Party shall (i) provide to the requesting Party all information necessary or reasonably useful to enable the requesting Party to make such filings with Regulatory Authorities in the Territory with respect to such Patents and (ii) cooperate with the requesting Party’s reasonable requests in connection therewith, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law.

9.8	Generic Competition. Notwithstanding the foregoing, if either Party (a) reasonably believes that a Third Party may be filing or preparing or seeking to file a generic or abridged application for Regulatory Approval for a Generic Product that refers or relies on regulatory documentation submitted by either Party to any Regulatory Authority, or (b) receives any notice that any Regulatory Authority had received or accepted an application for a Generic Product, or (c) receives any notice of certification regarding a Licensed Patent or Foreground IP Patent pursuant to the U.S. “Drug Price Competition and Patent Term Restoration Act” of 1984 (21 United States Code §355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV)) (“ANDA Act”) claiming that any such Patents are invalid or unenforceable or claiming that any such Patents will not be infringed; or (d) receives any equivalent or similar certification or notice in any other jurisdiction, it shall (i) promptly Notify the other Party in writing identifying the alleged applicant or potential applicant and furnishing the information upon which determination is based and (ii) provide the other Party with a copy of any such notice of certification within five (5) Business Days of the date of receipt. The Parties’ rights and obligations with respect to any legal action as a result of such certification shall be as set forth in Sections 9.5.2, 9.5.3 and 9.5.4, as applicable.

26

9.9

Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”) or any comparable law outside the United States, licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code and any comparable Law outside the United States. Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Law outside the United States, the other Party will be entitled to a complete copy of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it upon such other Party’s written request thereof. Any agreement supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

9.10

Registration of Exclusive License. PALATIN shall use diligent efforts to register BI as exclusive licensee for any Licensed Patent in the respective patent registers in the Territory. In the event of a termination of this Agreement for any reason, BI agrees to assist PALATIN in all reasonably useful or necessary actions to delete such registration in the respective patent registers, and BI shall promptly cooperate and sign all documents that are provided by PALATIN to BI that are reasonably useful or necessary to delete such registration.

9.11	Duty of Information. PALATIN shall inform BI promptly about [*].

10. CONFIDENTIALITY

10.1	General. Each Party acknowledges that confidentiality and Know-How protection is of paramount importance for the other Party.

10.2	Non-disclosure and Non-Use Obligation. Each Party agrees, for the duration of the Confidentiality Period to:

	10.2.1	hold in strict confidence all Confidential Information of the Disclosing Party which has been or will be made available to the Receiving Party and, subject to the provisions of this Agreement, not to disclose the Disclosing Party’s Confidential Information to any person or entity except to Receiving Party’s Affiliates, employees, consultants and other Third Parties who are required to receive such information to effectuate the purpose of this Agreement, provided that prior to any such disclosure, the Receiving Party shall have first imposed written confidentiality and non-use obligations on such entities or individuals materially equivalent to those imposed on the Receiving Party under this Agreement, however, the imposition of such measures shall not relieve the Receiving Party from its obligations hereunder; and

27

10.2.2	take reasonable precautions to protect the Disclosing Party’s Confidential Information including, without limitation, safeguarding it in a manner at least as secure as it uses to protect its own confidential information of like nature, but in any event in a manner not less than reasonable care, which shall include that if Confidential Information is shared via email or other file sharing applications, appropriate measures shall be taken to prevent unauthorized access (i.e. use of appropriate encryption technology); and

10.2.3	comply with all Applicable Laws applicable to the Confidential Information including, without limitation, any applicable restrictions on exports, re-exports, deemed exports or other transfers of information to other countries, entities or persons; and

10.2.4	not use the Disclosing Party’s Confidential Information in any way except solely for the purpose of exercising its rights and obligations under this Agreement; and

10.2.5	not input the Disclosing Party’s Confidential Information into any generative AI system or program or any other AI-based applications, including but not limited to machine learning models and natural language processing systems, without the prior written consent of the Disclosing Party, unless it is an internal, secure system or program.

10.3	Permitted Disclosures

	10.3.1	Either Party may disclose Confidential Information disclosed to it by the other Party to the extent such disclosure is required by Applicable Law or for making applications or submissions to or otherwise dealing with a Regulatory Authority in connection with the development, manufacture or marketing of Products or for the filing, prosecution, maintenance and enforcement of Patents under, and in accordance with, this Agreement provided, however, that such Confidential Information shall be disclosed only to the extent reasonably necessary to comply with Applicable Law, to obtain authorizations or to file, prosecute, maintain or enforce Patents under this Agreement, and provided that no generative AI system or program is used for any such activities without the Disclosing Party’s prior written consent, unless it is an internal, secure system or program.

	10.3.2	If a Party is required by Applicable Law to disclose Confidential Information that is subject to the non-disclosure provisions of Section 10.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations and the Party subject to disclosure obligations shall take into account any measures reasonably requested and comments made by the other Party in good faith. Unless Confidential Information is disclosed to the public as required by Applicable Law, it shall remain otherwise subject to the confidentiality and non-use provisions of Section 10.2, and the Party disclosing Confidential Information pursuant to Applicable Law shall limit disclosure as far as possible under Applicable Law and take all steps reasonably necessary, including obtaining an order of confidentiality, to ensure the continued confidential treatment of such Confidential Information.

28

	10.3.3	A Party may disclose Confidential Information of the other Party, including the existence and terms of this Agreement (however excluding, as far as legally possible, any and all information and terms contained within the Agreement), or the Parties’ activities under this Agreement, to the extent such disclosure is reasonably necessary when a Party is or becomes obliged to disclose, as reasonably determined by legal counsel of such Party, Confidential Information by statutes applicable to publicly traded companies, such as the rules and regulations of the United States Securities and Exchange Commission, the EU Market Abuse Regulation, or other similar regulatory agency, and of any stock exchange or market, provided that (i) in case of a prospectus and associated offering material, any disclosures in associated offering materials shall be non-sensitive and the level of information shall be consistent with customary disclosures herein and (ii) whenever possible, [*] to the disclosing Party, and the disclosing Party shall apply reasonable efforts to [*]. In any event, a Party shall notify the other Party of any disclosure made promptly after disclosure. In case either Party is required to file the Agreement as a “material contract” in accordance with the rules and regulations of the United States Securities and Exchange Commission or similar regulations of another country (“SEC Filing”), the Agreement shall be redacted by the filing Party to the extent permitted under Applicable Law, and the filing Party shall cooperate with the other Party reasonably in advance to such SEC Filing to enable the other Party to review and comment on the scope of such redaction.

10.4

Remedies. The Receiving Party recognizes that disclosure of the Disclosing Party’s Confidential Information may result in irreparable harm that cannot be calculated or fully compensated by monetary damages. Therefore, the Disclosing Party may, in addition to any other legal or equitable remedies, seek injunctive relief or specific performance with any court of competent jurisdiction against a breach or threatened breach of this Article 10 without the necessity of posting any bond or surety.

29

11. PUBLICITY AND PUBLICATIONS

11.1

Publicity/ Use of Names; Press Releases. Subject to the provisions of Section 10.3, (i) no press release related to this Agreement and activities hereunder and no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and (ii) no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, in each case without the prior express written permission of the other Party. The Parties will issue a joint press release following the execution of this Agreement describing the nature of the collaboration between BI and PALATIN in the form as attached to this Agreement as Schedule 11(“Publicity/ Use of Names; Press Releases”). Each Party consents and agrees that after any press release agreed between the Parties, including the initial press release pursuant to this Section 11 (“Publicity/ Use of Names; Press Releases”), has been issued, the Parties may make subsequent public disclosures disclosing the same content without having to again follow the procedures set forth herein; provided such information remains accurate as of such time. Each Party may withdraw such consent at its discretion by Notice to the other Party for future publications.

11.2	Scientific and Other Publications.

	11.2.1	[*] with the opportunity to review any proposed abstract, manuscript, scientific presentation (including any public verbal presentation) or any other publication that relates to the activities performed pursuant to this Agreement, the Licensed Technology, the Assigned Patents or the Foreground IP at least sixty (60) days prior to its intended submission for publication. [*]. In case BI consents to the publication in general, PALATIN agrees to [*]. Notwithstanding the foregoing, if [*].

	11.2.2	Without limiting the foregoing, no publication or presentation by or on behalf of PALATIN shall [*].

	11.2.3	BI may publish any proposed abstract, manuscript, scientific presentation (including any public verbal presentation) or any other publication that relates to the activities performed pursuant to this Agreement, the Licensed Technology, the Assigned Patents or the Foreground IP at any time. Unless such disclosure is permitted pursuant to Section 10.3, BI shall not be entitled to disclose in such publication any Confidential Information of [*]. During the term of the Agreement, BI agrees to provide PALATIN [*].

30

12. PAYMENT TERMS

12.1	Upfront Payment. In consideration of the exclusive access to PALATIN’s Licensed Technology, BI shall pay to PALATIN a one-time upfront payment of two million Euros (EUR 2.000.000). The Invoice for the upfront payment is attached as Schedule 12.1 (“Invoice for Upfront Payment”) to this Agreement. The upfront payment shall be due and payable [*].

12.2	Research Support Payments. During the Research Term, BI will pay PALATIN research support payments at the FTE Rate for [*] in accordance with the Research Plan, as amended, to cover research expenses actually incurred for the Research Program (the “Research Support Payments”). For clarity, BI will not cover any pass-through costs (other than those explicitly included in and covered by the FTE Rate). BI will pay such Research Support Payments on a Calendar Quarter basis for the work completed in the previous quarter, provided that [*]. All payments shall be made [*] of receipt by BI of a corresponding Invoice. Together with such Invoice, PALATIN shall provide supporting documentation with respect to the previous Calendar Quarter [*].

12.3	Milestone Payments in general. BI shall inform PALATIN in writing within thirty (30) calendar days after it becomes aware of the achievement of any milestone event for which a payment to PALATIN is required under [*]. PALATIN shall provide [*]. Each milestone payment shall be due and payable to PALATIN within [*]. It is hereby understood that each milestone payment shall be paid [*].

12.4	Research Milestone Payments. BI shall pay to PALATIN the following [*] (each, a “Research Milestone Payment”) set forth below upon the [*] (each, a “Research Milestone Event”):

Research Milestone Event	Research Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

12.5

Clinical Development Milestone Payments. BI shall pay to PALATIN the following [*] (each, a “Clinical Development Milestone Payment”) set forth below upon the [*] (each, a “Clinical Development Milestone Event”):

Clinical Development Milestone Event	Clinical Development Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

31

12.6	Regulatory Milestone Payments. BI shall pay to PALATIN the following one-time development milestone payments (each, a “Regulatory Milestone Payment”) set forth below upon the [*] (each, a “Regulatory Milestone Event”):

Regulatory Milestone Event	Regulatory Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

12.7	Commercial Milestone Payments

BI shall pay to PALATIN each of the following commercial milestone payments (each, a “Commercial Milestone Payment”) for the [*] (each, a “Commercial Milestone Event”):

Commercial Milestone Event	Commercial Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]

32

Each of the Commercial Milestone Payments shall be payable [*] is achieved by a Product [*] have been achieved and are payable. For the avoidance of doubt, [*].

12.8

Sublicense Revenue Sharing for Upfront Payments. In the event that BI enters into any [*]. For clarity, this revenue sharing obligation shall apply solely to [*] Such payments shall be payable to PALATIN within thirty (30) calendar days after receipt of an Invoice from PALATIN.

12.9	Royalties

	12.9.1	Amount. BI shall pay to PALATIN the following royalties (the “Royalty”) on Annual Net Sales in the Territory of each Product in the amount set forth below:

Annual worldwide Net Sales in the Territory of a Product in a Calendar Year	Royalty on Net Sales
On that portion of Annual Net Sales [*]	[*]
On that portion of Annual Net Sales [*]	[*]
On that portion of Annual Net Sales [*]	[*]

12.9.2	Royalty Term

	a)	Beginning of Royalty Term. BI's Royalty obligations as set forth in Section 12.9.1 (“Amount”) shall begin, on a country-by-country and Product-by-Product basis, with the First Commercial Sale of such Product in such country.

	b)	End of Royalty Term. BI’s Royalty obligations to PALATIN under this Section 12.8 (“Royalties”) [*]. Notwithstanding the foregoing and for clarity, patent claims directed to and Covering [*].

12.9.3	Offsets.

	a)	Non-Patented Product. During the applicable Royalty Term, if a Product is sold in a country, and such Product is not Covered by a Valid Claim of the Assigned Patents in such country Covering the composition of matter of the Compound per se in such Product (for clarity, patents and claims claiming specific salt forms, polymorphs or formulations shall not be taken into account) at the time of sale, then [*] (“Amount”).

33

	b)	Third Party Offset. If BI, in its sole discretion, is required to obtain a licence from one or more Third Parties under their patent rights or technologies [*] of the amounts payable by BI to such Third Party for such licence to such Product in such country.

	c)	Generic Competition. The Royalty otherwise due under Section 12.9.1 (“Amount”) shall be reduced, on a country-by-country and Product-by-Product basis, in the event of [*] exists.

	d)	Limits on Deductions. In no event shall the cumulative effect of the deductions in Sections 12.9.3(a) (“Non-Patented Product”) to (c) (“Generic Competition”) reduce the Royalties [*] determined pursuant to Section 12.9.1 (“Amount”). BI shall be entitled to [*] not less than the minimum royalty percentage.

	e)	Multiple Royalties. No multiple Royalties shall be payable because a Product, its manufacture, use or sale is or shall be Covered by [*].

12.9.4

Reports and payments. Within [*] following the end of each Calendar Quarter, BI shall submit to PALATIN a written report of Net Sales of Products sold by or on behalf of BI, its Affiliates and Sublicensees during a Calendar Quarter in each country of the Territory in sufficient detail to permit [*]. BI shall pay to PALATIN, within [*]. If applicable, by separate statement, BI will provide a confirmation on a Product-by-Product and country-by-country basis including:

(a)	Net Sales of Products (including calculation of Net Sales of Combination Products or Co-Packaged Products) in [*];

(b)	an accounting [*] taken in the calculation of Net Sales;

(c)	details of [*] as defined in the Agreement;

(d)	in the case of an offset based [*], the relevant market share data used and the source of such data;

(e)	the applicable exchange rate to convert from each country’s currency to EUR; and

(f)	the Royalty Payments payable in EUR.

34

12.9.5	Financial Audit. BI shall keep (and shall cause its Affiliates and Sub-Licensees to keep) complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit PALATIN to confirm the accuracy of all Royalty payments reported, [*] following the end of the Calendar Year to which they pertain. PALATIN shall have the right to cause an internationally recognized independent, certified public accountant reasonably acceptable to BI (the “Auditor”) to audit such records solely to confirm Net Sales and Royalty payments for a period covering not more than [*], provided that such audits may not be performed more than [*] and only [*]. Such audits may be exercised during normal business hours upon reasonable prior written information to BI. The Auditor will execute a reasonable written confidentiality agreement with BI and will disclose to PALATIN only such information as is reasonably necessary to provide PALATIN with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The report of the Auditor will include the methodology and calculations used to determine the results, will be delivered to BI and PALATIN at the same time, and will be final [*] after delivery to both Parties, it being understood that BI will have the right [*]to discuss the report with the Auditor. In the event the Parties are not in alignment after such [*] period, either Party may refer this matter for resolution in accordance with the defined dispute resolution procedure set forth in Article 19 (“DISPUTE RESOLUTION”) within [*]. PALATIN shall bear the full cost of such audit unless the report of the Auditor discloses an underpayment by BI of more than [*] of the amount due for [*], in which case BI shall bear the full cost of such audit. BI shall pay the amount of any underpayment disclosed in the undisputed Auditor’s report, together with interest thereon to PALATIN within [*]after delivery to the Parties of the final Auditor’s report. If such final Auditor’s report discloses an overpayment by BI of the amounts payable hereunder, [*] following the audit in question. Upon the expiration of [*]following the end of any Calendar Year, [*].

12.9.6	Currency Conversion. All Royalties shall be payable in full in EUR. Any sales of Products incurred in a currency other than EUR shall be converted to the EUR equivalent using a rate of exchange that corresponds to the rate used by BI or any of its Affiliates or Sublicensees recording such receipt or expenditure, for the respective reporting period, related to recording such Net Sales or expenses in its books and records that are maintained in accordance with Accounting Standards. If such Party is not required to perform such currency conversion for its Accounting Standards reporting with respect to the applicable period, then for such period such Party shall convert its amounts received and expenses incurred into EUR using exchange rates published by the European Central Bank (ECB), Frankfurt, Germany. For exchange rates not published by ECB an alternative source will be agreed between the Parties. Any Royalty shall be calculated based upon the EUR equivalent calculated in accordance with the foregoing.

35

12.10	Payment Terms; Currency. BI shall pay all amounts payable under this Agreement as stated in the respective sections, upon delivery to BI of an Invoice for such amounts by PALATIN. All payments to be made by BI to PALATIN under this Agreement shall be made in EUR and may be paid by bank wire transfer in immediately available funds to such bank account as may be designated by PALATIN from time to time.

12.11	Taxes in general. All payments connected with this Agreement shall be inclusive of any Taxes except as otherwise set forth in this Agreement, in particular in Section 11.11 “VAT”. Each Party shall be responsible for and shall bear, pay or set-off its own Taxes assessed by a tax or other authority.

12.12	VAT. All payments connected with this Agreement are expressed to be exclusive of VAT. VAT shall be added to the payments due if legally applicable.

12.13	Withholding Tax. If and to the extent Applicable Laws, rules, regulations or the directive of a competent tax authority require one of the Parties or its Affiliates to withhold any Taxes, the respective Party shall subtract such withholding from the payments to be made in connection with this Agreement and submit such withholding to the competent tax authority on account of the other Party. The Party and/or its Affiliates withholding any Taxes shall deliver to the other Party and/or its Affiliates proof of payment of such Taxes to enable the other Party and/or its Affiliates to either apply for a refund of such Taxes withheld or to receive a tax credit against home-country Taxes. Both Parties and their Affiliates shall cooperate and use reasonable efforts to minimize any such Taxes required to be withheld and obtain any exemption or reduction in withholding afforded by a tax treaty. Any effect of currency conversion, in calculating the withholding or any reimbursement of Taxes, shall be to the benefit or burden of the tax debtor.

12.14	Interest on Late Payments. If BI fails to pay any payment due under this Agreement as provided herein on or before the date such payment is due, then such late payment will bear interest, to the extent permitted by Applicable Law, at an annual rate of three percent (3%) above the one (1) month EURIBOR rate which applied on the due date effective for the first date on which payment was delinquent and calculated for the exact number of days in the interest period based on a year of three hundred sixty (360) days (actual/360). If the EURIBOR is no longer published, the Parties will agree upon another internationally recognized rate which has historically been substantially equivalent to the one (1) month EURIBOR rate and utilize such rate retroactively to such time as the rate was no longer available.

12.15	Record Retention; Audits. The Research Support Payments will be used solely for the purpose of supporting the Research Program consistent with the budget defined in the Research Program. PALATIN will maintain financial and compliance records with respect to the Research Program under this Agreement. Such records will be adequate to determine whether the Research Program has been conducted and funding has been used in compliance with this Agreement and Applicable Laws. During the term of this Agreement, and up to ten (10) years after its expiration or termination, BI reserves the right to [*]. At all reasonable times after reasonable notice (by e-mail or otherwise), PALATIN shall provide BI’s representatives, designees, auditors and regulators, as BI may designate from time to time (“BI Auditors”), [*]. PALATIN must obtain prior written approval from BI prior to [*].

36

13. REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	PALATIN's Representations. PALATIN represents and warrants to BI that as of the Effective Date:

	13.1.1	Each of PALATIN and its subsidiary are validly incorporated, existing and solvent under the Applicable Laws of the jurisdiction of their respective incorporation.

	13.1.2	This Agreement does not violate any Applicable Law, has been duly executed and is legally binding and enforceable against PALATIN in accordance with its terms.

	13.1.3	PALATIN has the full right, title and authority to enter into this Agreement, conduct the Research Program, grant the licences, disclose all Licensed Know-How to BI, assign Assigned Patents and transfer the Materials as required by this Agreement.

	13.1.4	PALATIN has not previously assigned, licensed or otherwise encumbered its right, in the Licensed Technology or Assigned Patents or entered into any other agreement that is inconsistent with the rights granted to BI or PALATIN’s obligations under this Agreement.

	13.1.5	PALATIN has ensured that all Inventions, made by any individuals or other legal entities engaged in the generation of the Licensed Technology or Assigned Patents, have been duly transferred to PALATIN.

	13.1.6	All Licensed Technology and Assigned Patents that have been generated under any agreements between PALATIN and any Third Party is solely Controlled by PALATIN.

	13.1.7	Schedule 1.48 (“Licensed Technology”) [*].

	13.1.8	Schedule 1.5 [*]

	13.1.9	The Licensed Patents and the Assigned Patents are in force or pending and have not been abandoned and all applicable renewal or other official fees have been paid.

37

13.1.10	To the Knowledge of PALATIN, there are no Third Party Intellectual Property rights that would be infringed by the use of the Licensed Technology or Assigned Patents to conduct the Research Program or the inclusion of Licensed Technology or Assigned Patents in a Product.

13.1.11	To the Knowledge of PALATIN, no other Intellectual Property than Licensed Technology and Assigned Patents is needed to conduct the Research Program in the manner contemplated under the Research Program.

13.1.12	To the Knowledge of PALATIN, the Materials and methods employed by or on behalf of PALATIN or provided by or on behalf of PALATIN to BI to perform the work according to the Research Program [*].

13.1.13	To the Knowledge of PALATIN, the Compounds and their commercial use by BI or its Affiliates and Sublicensees as considered under this Agreement [*].

13.1.14	There are [*] pending against PALATIN or its Affiliates with respect to the Licensed Technology or the Assigned Patents and PALATIN has not received [*].

13.1.15	PALATIN has furnished or made available to BI all material information that is in PALATIN's possession relating to [*].

13.1.16	The data room provided to BI for the performance of due diligence activities in connection with this Agreement [*], and no additional information has been deposited in the data room after that date.

13.1.17	All written answers and other documented information provided by PALATIN in response to questions from BI related to the Licensed Technology, the Assigned Patents and activities contemplated under this Agreement remain accurate and complete as of the Effective Date.

13.1.18	PALATIN (i) has never been debarred or subject to debarment or has received notice from the FDA of an intent to debar or has been convicted of а crime for which an entity or person could be debarred under 21 U.S.C. §335а; or (ii) has never been under indictment for a crime for which a person or entity could be debarred under 21 U.S.С. §335а. If, during the Term, PALATIN has reason to believe that it or any of its employees, officers, independent contractors, consultants or agents rendering services relating to the Products: (a) is or will be debarred or convicted of a crime for which a Person or entity could be debarred under 21 U.S.C. §335а; or (b) is, or will bе, under indictment for a crime for which a Person or entity could be debarred under 21 U.S.C. §335а, then PALATIN shall immediately Notify BI of same in writing.

38

13.2	BI Representations. BI represents and warrants to PALATIN that as of the Effective Date:

	13.2.1	BI is validly incorporated, existing and solvent under the Applicable Laws of the state of its incorporation.

	13.2.2	This Agreement has been duly executed and is legally binding and enforceable against BI in accordance with its terms.

	13.2.3	BI has the full right, title and authority to enter into this Agreement and conduct the Research Program.

	13.2.4	BI has not previously entered into any other agreement that is inconsistent with its obligations under this Agreement.

13.3	PALATIN Covenants

	13.3.1	PALATIN shall not, during the term as determined in Section 18.1 (“Term”), [*]obligations under this Agreement.

	13.3.2	PALATIN shall ensure that all rights, titles and interests in any Inventions made by its and its Affiliates’ employees, and of any other individuals and legal entities engaged in the generation of the [*].

	13.3.3	PALATIN shall ensure that all inventors of any Inventions with the Licensed Technology or Assigned Patents and all other persons involved in the creation and use of the [*].

	13.3.4	To the extent PALATIN is responsible for [*], PALATIN shall ensure compliance with all Applicable Law in the [*].

	13.3.5	PALATIN shall be solely responsible to compensate any of its employees who are named inventors in any Patent under this Agreement as may be required by Applicable Law or other contractual obligations.

	13.3.6	PALATIN shall not during the term of this Agreement grant to any [*], except solely to [*] Research Program under this Agreement.

	13.3.7	PALATIN has obtained all authorizations and approvals and has notified all authorities necessary for the conduct of animal experiments and it will strictly comply with all Applicable Laws for the handling, treatment, welfare and ethical treatment of animals in research and development.

	13.3.8	PALATIN will not (a) emрlоу or use any Third Party that employs any Person debarred by the FDA (or subject to similar sanction of the EMA or other Regulatory Authority) or (b) еmрlоу any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or other Regulatory Authority), in each of (i)-(ii), in the conduct of its activities under this Agreement.

39

13.4	BI Covenants.

	13.4.1	BI shall not, during the Term of this Agreement, enter into any agreement that is inconsistent with its obligations under this Agreement.

13.5

DISCLAIMER. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ЕАСH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS ТО THE VALIDITY OF ANY PATENTS OR ТНЕ NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

14. TRADE COMPLIANCE

14.1

The Parties acknowledge that any products, goods, software, technology (specific technical information necessary for the development, production or use of a Product) and technical services provided by either Party under this Agreement (hereinafter “Items”) may be subject to international, EU, U.S. or other applicable trade compliance and/or export control laws and regulations (hereinafter “Laws”) restricting exports, re-exports, transfer or disclosures, regardless of the mode of provision. The Parties shall comply in all material respects with all such Laws.

14.2

If any Item is subject to any restriction or license requirement under the Laws, the Parties shall promptly inform each other in writing about these restrictions accordingly. Upon request, the Parties shall cooperate with each other by providing information and other assistance necessary for the classification, export documentation, license determination, export licensing etc. of any Items provided under this Agreement.

14.3

The Parties confirm that they are neither a “Sanctioned Party” in terms of UN, U.S., EU or any national “Sanctioned Party List” nor Controlled by a “Sanctioned Party”. The Parties shall promptly Notify each other in case of any changes of this status.

40

15. CUSTOMS

15.1	Shipment of Compounds. PALATIN shall not ship any Materials without the prior written request of BI. BI’s request will outline the specific amount as agreed between the Parties. Materials shall be delivered in accordance with CIP/CIF (INCOTERM 2020). Destination address for the shipment of Materials shall be set out below, and the Parties shall inform each other about any change of the shipping address:

From BI to PALATIN	11 Deer Park Drive, Suite 204 Monmouth junction, NJ 08852 United States of America Attention: John Dodd, Senior Vice President – Research and Development
From PALATIN to BI*	Boehringer Ingelheim Pharma GmbH & Co.KG Birkendorfer Str. 65 Biberach a. d. Riss D-88397 Germany

15.2	PALATIN’s obligation to collaborate for customs valuation purpose. BI is legally bound to determine a customs value for any shipment from a third country entering the European Customs Union. If applicable, PALATIN must provide respective information [*]. Scope of information is to be defined between PALATIN and BI at the beginning of the collaboration and will be documented in written form.

15.3	Approved exporter (or comparable status). If there is a reciprocal preferential trade agreement in place between sending country and European Union (as listed at Negotiations and agreements - Trade - European Commission (europa.eu), PALATIN shall confirm, if applicable, that the material under this Agreement [*]. PALATIN undertakes to make available to BI any additional documents required by the relevant customs authorities to prove this. PALATIN shall evaluate in alliance with BI if becoming [*].

16. HUMAN BIOSPECIMENS

The additional provisions contained in Schedule 16 shall apply to the use of any Human Biospecimens by or on behalf of PALATIN, its Affiliates or their subcontractors under this Agreement.

41

17. INDEMNIFICATION AND LIMITATION OF LIABILITY

17.1

Indemnification by PALATIN. PALATIN shall indemnify, defend, and hold harmless BI, and its Affiliates, and their respective officers, directors, employees, licensors, Sublicensees and their respective successors, heirs and assigns and representatives (the “BI Indemnitees”), from and against any and all damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind (“Damages”) resulting from Third Party (including PALATIN employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of PALATIN, its Affiliates, subcontractors and/or licensors and its or their respective officers, directors, employees in connection with PALATIN's performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by PALATIN of any obligation, representation, warranty or covenant set forth in this Agreement, or (iii) the failure to comply with any Applicable Laws by PALATIN, its Affiliates, or any of its subcontractors or licensors, in each case (i), (ii) and (iii), except in any such case for Damages to the extent reasonably attributable to any BI Indemnitee with respect to any matter for which BI is liable to indemnify PALATIN pursuant to Section 17.2 (“Indemnification by BI”).

17.2	Indemnification by BI. BI shall indemnify, defend, and hold harmless PALATIN and its Affiliates, and its respective officers, directors, employees, licensors, and their respective successors, heirs and assigns and representatives (the “PALATIN Indemnitees”), from and against any and all Damages resulting from Third Party (including BI employees) claims or actions, to the extent arising out of or relating to, directly or indirectly: (i) the negligence, recklessness or wrongful intentional acts or omissions of BI or its Affiliates, and its or their respective directors, officers and employees, in connection with BI’s performance of its obligations or exercise of its rights under this Agreement, (ii) any breach by BI of any obligation, representation, warranty or covenant in this Agreement, or (iii) the failure to comply with Applicable Laws by BI or any of its Affiliates, in each case (i), (ii) and (iii), except in any such case for Damages to the extent reasonably attributable to any PALATIN Indemnitee with respect to any matter for which PALATIN is liable to indemnify BI pursuant to Section 17.1 (“Indemnification by PALATIN”).

17.3	Notification; Assumption of Defence; Cooperation and Assistance.

	17.3.1	In the event that a Party seeks indemnification hereunder with respect to a Third Party claim (a “Third Party Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly Notify the other Party (the “Indemnifying Party”) of any Third Party Claim in respect of which it intends to claim indemnification under this Article 17.

	17.3.2	Any failure to provide the Indemnifying Party with any such Notice will not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party under this Article 17 except to the extent that the ability of the Indemnifying Party to defend such claim is materially prejudiced by the Indemnified Party's failure to give such Notice.

42

	17.3.3	If the Indemnifying Party assumes such defence, the Indemnified Party will have the right to participate in the defence thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that the Indemnified Party will have the right to employ counsel to represent it at the expense of the Indemnifying Party if the Indemnified Party has been advised by its counsel that there are one or more legal defences available to it that are different from or additional to those available to the Indemnifying Party or that there is otherwise a potential conflict between the interests of the Indemnified Party and the Indemnifying Party, in which event the reasonable fees and expenses of such separate counsel will be paid by the Indemnifying Party.

	17.3.4	If the Indemnifying Party does not assume control of the defence of a Third Party Claim within [*] after the receipt by the Indemnifying Party of the Notice required pursuant to this Section 17.3 (“Notification; Assumption of Defence; Cooperation and Assistance”), the Indemnified Party will have the right to defend such claim in such manner as it may deem appropriate at the reasonable cost and expense of the Indemnifying Party.

	17.3.5	The Indemnified Party shall cooperate as may be reasonably requested in order to ensure the proper and adequate defence of any action, claim or liability covered by this indemnification.

	17.3.6	The Indemnifying Party may not settle or otherwise dispose of any Third Party Claim without the prior written consent of the Indemnified Party unless such settlement includes only the payment of monetary damages (which are fully paid by the Indemnifying Party), does not impose any injunctive or equitable relief upon the Indemnified Party, does not require any admission or acknowledgment of liability or fault of the Indemnified Party and contains an unconditional release of the Indemnified Party in respect of such Third Party Claim.

	17.3.7	The Indemnified Party may not settle or otherwise dispose of any Third Party Claim for which the Indemnifying Party may be liable for damages under this Agreement without the prior written consent of the Indemnifying Party.

17.4

LIMITATION OF LIABILITY. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER WITH RESPECT TO: ANY SUBJECT MATTER OF THIS AGREEMENT, WHETHER UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL THEORY, FOR ANY INDIRECT, INCIDENTAL SPECIAL, EXEMPLARY, PUNITIVE, MULTIPLE, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF USE, DAMAGE TO GOODWILL, OR LOSS OF BUSINESS); PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 17.1 or 17.2 ABOVE, OR TO ANY BREACH BY A PARTY OF ARTICLES 10 (“CONFIDENTIALTY”) OR 13 (“REPRESENTATIONS, WARRANTIES AND COVENANTS”) OF THIS AGREEMENT, THE WILLFUL BREACH, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY A PARTY OR TO ANY LIABILITY FOR DEATH OR PERSONAL INJURY OR OTHER LIABILITY WHICH CANNOT BE LIMITED OR EXCLUDED UNDER APPLICABLE LAW.

43

18. TERM & TERMINATION

18.1

Term. This Agreement shall become effective upon the Effective Date and, if not otherwise terminated earlier pursuant to this Article 18 (“TERM & TERMINATION”) or Section 20.7 (“Anti-Bribery/Anti-Corruption”), shall continue in full force and effect on a country-by-country and Product-by-Product basis until the expiration of the Royalty Term. Thereafter, BI’s licenses under this Agreement shall be exclusive, fully paid-up, perpetual, worldwide, sub-licensable without restriction, transferable without restriction and irrevocable.

18.2	Termination for Cause. This Agreement may be terminated at any time during the term of this Agreement by either Party:

	18.2.1	Upon Default by the other Party (the “Defaulting Party”) which Default remains uncured [*] (the “Default Cure Period”), as measured from the date the Defaulting Party receives Notice provided by the other Party (the “Non-Defaulting Party”) of such Default (the “Default Notice”). The Default Notice shall identify the Default, the intent to so terminate this Agreement if the Default remains uncured during the Default Cure Period and the actions or conduct that it considers would be an acceptable cure of such Default. In case the Defaulting Party disputes the Default under this Section 18.2.1, then the issue of whether the Non-Defaulting Party may properly terminate this Agreement on expiration of the Default Cure Period shall be resolved in accordance with Article 19 (“DISPUTE RESOLUTION”). If, as a result of such dispute resolution proceeding, it is determined that the alleged Defaulting Party committed a Default and does not cure such Default [*] after the date of such determination (the “Additional Cure Period”), then such termination shall be effective as of the expiration of the Additional Cure Period. If the Parties dispute whether such Default was so cured, either Party may request the same dispute resolution panel to determine whether the Default was cured, and the Parties shall cooperate to allow such determination to be made [*] after such request by either Party. Such dispute resolution proceeding shall not suspend any obligations of either Party hereunder, and each Party shall use reasonable efforts to mitigate any Damages as a result of such Default. If, as a result of such dispute resolution proceeding, it is determined that the alleged Defaulting Party did not commit such Default (or such Default was cured in accordance with this Section 18.2.1, including the Additional Cure Period), then no this Agreement shall continue in full force and effect and shall not be considered terminated. Notwithstanding the foregoing, [*].

44

	18.2.2	To the extent permitted by Applicable Laws upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed [*] after the filing thereof.

18.3

Termination by BI at Will. BI shall have the right to terminate this Agreement at any time by giving Notice to PALATIN. Such termination shall take effect [*] after the date on which the Notice is received by PALATIN.

18.4	Effects of Termination.

	18.4.1	Effects of Termination by PALATIN for Cause or by BI at Will. Upon termination of the Agreement by (i) PALATIN pursuant to Section 18.2 (“Termination for Cause”), or (ii) BI according to Section 18.3 (“Termination by BI at Will”):

a)

All licences granted by a Party to the other Party under this Agreement shall immediately terminate and any Patent originally Controlled or co-owned by PALATIN and assigned to BI pursuant to Section 9.1.3 and still existing at the time of termination shall be assigned back to the original owner or owners;

b)	If such termination occurs prior to the expiration of the Research Term, PALATIN and BI shall as soon as possible wind down and terminate further activities under the Research Program;

c)

Except as reasonably necessary to exercise any surviving right or obligation hereunder, (i) PALATIN shall promptly return to BI or destroy all Confidential Information of BI and, in accordance with Section 2.3.8, all BI Provided Materials and (ii) BI shall promptly return to PALATIN or destroy all Confidential Information of PALATIN; and

45

d)

To the extent requested by PALATIN within [*] following termination, BI shall, at its sole discretion, either elect to (i) enter into a [*], or (ii) to the extent possible, [*], and in each case (i) and (ii) under terms and conditions to be negotiated in good faith, including without limitation commercially reasonable consideration for such license or assignment.

e)	In case BI licenses or assigns the rights to [*] as set forth in Section 18.4.1 d).

(i)	if applicable, the Parties shall, to the extent requested by PALATIN, and at PALATIN’s cost and expense, cooperate to promptly [*];

(ii)

BI shall, to the extent requested by PALATIN, provide to PALATIN [*]and that are reasonably necessary for the Development of the Compounds and/or Products, provided that [*]. Notwithstanding the foregoing, BI shall not be under an obligation to provide [*] if this is not permitted by Applicable Law, including without limitation, applicable [*].

18.4.2	Effects of Termination by BI for Cause. Upon the termination of this Agreement by BI pursuant to Section 18.2 (“Termination for Cause”) [*] will apply.

18.4.3	Alternative remedy instead of BI Termination for Cause. In lieu of terminating this Agreement, if BI has the right to terminate this Agreement pursuant to Section 18.2 (“Termination for Cause”), BI may in its discretion [*] to PALATIN accordingly. For the avoidance of doubt, if BI exercises [*], unless this Agreement is subsequently terminated by BI or PALATIN pursuant to Section 18.2 (“Termination for Cause”) or by BI pursuant to 18.3 (“Termination by BI at Will”), subject to the conditions set forth in this Section:

18.4.4	BI shall retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations; however:

a)	In case [*] takes place in which the Default is disputed, [*];

b)	In case the Default is disputed [*] granted by PALATIN to BI under this Agreement.

18.5

Rights Accruing Prior to Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including the obligation to pay for any amounts that accrued prior to the effective date of such expiration or termination.

46

18.6

Survival. Expiration or termination of this Agreement for any reason shall not relieve a Party from obligations and duties which (i) by their nature extend beyond the expiration or termination of this Agreement or (ii) that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following provisions shall expressly survive any such expiration or termination: Articles 1 (“DEFINITIONS”), 10 (“CONFIDENTIALITY”), 11 (“PUBLICITY AND PUBLICATIONS”), 15 (“CUSTOMS”), 18 (“INDEMNIFICATION AND LIMITATION OF LIABILITY”), and 20 (“DISPUTE RESOLUTION”) and Sections 2.2 (“PARTNER Deliverables”), 2.3.8, 5.4 (“No Implied Licenses”), 5.6 (“Survival of Sublicenses”), 9.1.1 (“Background IP”), 9.1.2 (“Foreground IP”), 9.3 (“Engaging Individuals”), 12.2 (“Research Support Payments”) - 12.14 (“Interest on Late Payments) (in each case solely with respect to amounts that become payable prior to the effective date of such expiration or termination), 12.15 (“Record Retention; Audits”) (solely for the time period set forth therein), 13.3.2 (solely in view of Foreground IP), 13.3.3, 13.3.5, 13.5 (“Disclaimer”), 19.1 (“Term”) (solely with respect to the last sentence), 19.4.1 (“Effects of Termination by PALATIN for Cause or by BI at Will”), 19.4.2 (“Effects of Termination by BI for Cause”), 19.5 (“Rights Accruing Prior to Termination or Expiration”), 21.1 (“Affiliates”), 21.3 (“Assignment”) - 21.6 (“Waiver”), 21.8 (“Notices”), 21.10 (“Governing Law”) - 21.13 (“Independent Contractors”), 21.15 (“Third Party Beneficiaries”) - 21.18 (“Counterparts; Electronic Delivery”), and this Section 19.6 (“Survival”).

19. DISPUTE RESOLUTION

19.1	Dispute Resolution. Any material dispute arising out of, in connection with or relating to this Agreement that cannot be resolved otherwise, including but not limited to any question regarding its existence, validity or termination (each a “Dispute”) shall be referred for resolution to the respective Senior Executives of each Party or their duly authorized respective designees with equivalent decision making authority with respect to matters under this Agreement. The Senior Executives shall attempt in good faith to resolve such Dispute by unanimous consent.

19.2	If the Senior Executives cannot resolve such Dispute within [*] of the matter being referred to them and, [*] either Party may file for such Dispute to be finally settled by binding arbitration under the arbitration rules of the International Chamber of Commerce (the “ICC”) at the time the arbitration case is filed (the “Rules”), except as otherwise provided in this Article 19. Either Party may initiate arbitration of an unresolved Dispute by submitting a request for Arbitration (“Request”) to the arbitration institute, which Request shall specify in reasonable detail the nature of the unresolved Dispute. Such arbitration shall be subject to the following:

47

19.3	The arbitration shall be conducted by a tribunal of three persons, one nominated by the initiating Party in the Request, the second nominated by the other Party within [*] after receipt of the Request, and the third, who shall act as chairperson, nominated jointly by the arbitrators within [*] of the nomination of the second arbitrator. If any arbitrator is not nominated within these time periods, the ICC shall appoint such arbitrator. No arbitrator shall be an employee, director or shareholder of either Party or any of their Affiliates but each shall have experience in the pharmaceutical industry. The chairperson shall [*].

19.4	The arbitrators shall have the power to decide all questions of arbitrability to the extent permitted by Applicable Law. The scope of authority of the arbitrators should be limited to the strict determination of fact and application of law.

19.5	The seat and venue of the arbitration proceedings shall be the State of New York, located in the United States of America. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be submitted in English translation accompanied by the original or a true copy thereof. Each Party agrees to use reasonable efforts to make all of its current employees available to testify or provide written statements, if reasonably necessary.

19.6	Each Party shall bear its own costs, expenses and attorneys' fees incurred in connection with any arbitration. However, the arbitral tribunal shall include in its award an allocation to any Party of costs, expenses and reasonable attorneys' fees, including but not limited to any costs, fees and expenses imposed by the arbitrators or the ICC, as the arbitral tribunal shall deem reasonable. In making such allocation, the arbitral tribunal shall consider the relative success of the Parties on their claims, counterclaims and defences.

19.7	Confirmation of, or judgment upon, any award rendered by the tribunal may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement.

19.8	Any payment to be made by a Party pursuant to a decision of the tribunal shall be made in EUR, without any deductions made for tax obligations or any other deductions.

19.9	Neither Party shall be required to [*].

19.10	Interim Relief. Nothing in this Agreement shall limit the right of either Party to apply to the arbitration tribunal or any court of competent jurisdiction for any non-monetary interim relief or provisional remedy, including a temporary restraining order, preliminary injunction or other interim or conservatory relief that may be available under Applicable Law. The arbitral tribunal shall have the authority to grant any provisional or interim remedy that would be available under the Rules or from a court of competent jurisdiction.

48

19.11

Confidentiality. Except to the extent necessary to confirm or obtain judgment on an award or decision or as may be required by Applicable Law, and except as may be otherwise required under Applicable Law, including without limitation the rules and regulations applicable to the Parties as listed companies, including without limitation, the rules and regulations of the United States Securities and Exchange Commission (or other similar regulatory agency in a country other than the United States) and of any stock exchange or market, neither Party may, and the Parties shall instruct the arbitrators not to, disclose the existence, content, or results of a dispute without the prior written consent of the other Party.

20. MISCELLANEOUS

20.1	Affiliates. BI may perform its obligations and exercise its rights hereunder personally or through one or more Affiliates, although BI shall nonetheless be solely responsible for the performance of its Affiliates. BI shall remain primarily liable for any acts or omissions of its Affiliates. In the event that parts of the scope of work are performed by PALATIN in close collaboration with an Affiliate of BI, BI may inform PALATIN thereof and PALATIN shall Invoice such BI Affiliate according to the information provided by BI.

20.2	Subcontracting to Third Parties. Except as set forth in any Research Plan or as may be agreed by the JSC, PALATIN shall not subcontract any of its obligations under this Agreement to any Third Party if not expressly agreed in writing by BI. Upon subcontracting of a Third Party agreed by BI, PALATIN shall in relation to BI be responsible for the acts and omissions of any subcontractors used to fulfill PALATIN's obligations hereunder, as if such acts and omissions were its own.

20.3	Assignment. Except as expressly permitted by this Agreement, including Sections 5.1 and 5.5 and Article 8, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation under this Agreement, including but not limited to any license of Intellectual Property Right, be assigned or transferred, by either Party without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) and any attempted assignment or transfer in violation of this Section 21.3 shall be null and void ab initio; provided, however, that each Party may, without such consent, assign this Agreement and its rights and obligations hereunder, including but not limited to any license of Intellectual Property Right, to an Affiliate or in the event of its merger or consolidation or change in control or similar transaction.

49

20.4	Force Majeure. Neither Party shall be liable or deemed in default for failure to perform any duty or obligation that such Party may have under this Agreement where such failure has been occasioned by any act of God, fire, external strike, inevitable accidents, war, or any other cause outside the reasonable control of that Party and occurring without its fault or negligence. The Party whose performance has so been interrupted shall give the other Party written information of the interruption and cause thereof and shall use every reasonable means to resume full performance of this Agreement as soon as possible.

20.5	Severability. In the event that any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefore such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the right and obligations of the Parties.

20.6	Waiver. The failure of either Party to require performance by the other Party of any of that other Party’s obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by any Party of any condition, or of the breach of any provision, term, representation or warranty contained in this Agreement shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof. The remedies provided in this Agreement are not exclusive and the Party suffering from a breach or default of this Agreement may pursue all other remedies, both legal and equitable, alternatively or cumulatively.

20.7	Anti-Bribery/Anti-Corruption. Each Party represents and warrants to the other Party that it, its owners, directors, officers, employees, sub-contractors and agents will act in compliance in all material respects with any applicable anti-bribery and anti-corruption laws and regulations, industry and professional codes of practice (including without limitation FCPA, UK Bribery Act, German Criminal Code, and any other international or local legislation, which may become applicable in connection to the Agreement) in connection with this Agreement and will not offer, promise, pay or arrange for payment or giving of a bribe or any benefit, advantage or anything of value to any Public Official, individual, entity or any other third party in exchange for an improper advantage in any form either directly or indirectly. Any violation of this Section 20.7 constitutes a material breach of this Agreement and will allow the non-breaching Party to terminate this Agreement with immediate effect. The breaching Party shall indemnify and hold the non-breaching Party harmless for any loss or damage resulting of a breach by such Party, its directors, officers, employees, sub-contractors and agents of this Section 20.7 (“Anti-Bribery/Anti-Corruption”).

50

20.8

Notices. Any Notices given under this Agreement shall be in writing (including original signature or signature by DocuSign, or by any other comparable electronic means). Any Notice shall be deemed given (i) upon the date of personal delivery or by facsimile transmission (receipt verified), or (ii) one (1) Business Day after dispatch by overnight courier and if confirmed by delivery of the hardcopy original by overnight courier; or (iii) five (5) Business Days after dispatch of registered or certified mail (return receipt requested) and if confirmed by delivery of the hardcopy original by registered mail, in each case postage prepaid, provided that such date is a Business Day (otherwise on the next Business Day) and, in each of subsection (i), (ii) or (iii), above, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to PALATIN:

Palatin Technologies, Inc.

11 Deer Park Drive, Suite 204

Monmouth Junction, NJ 08852

United States of America

Fax:  [*]

Attention:  Stephen T. Wills, Chief Financial Officer & Chief Operating Officer

Email:  [*]

With a copy (which shall not constitute notice) to:

Thompson Hine LLP

300 Madison Avenue, 27th Floor

New York, NY 10017

United States of America

Fax:  [*]

Attention:  [*]

Email:  [*]

If to BI:

Boehringer Ingelheim International GmbH

Attn: Head of Transactions and Contract Management

Binger Strasse 173

55216 Ingelheim am Rhein

Germany

Fax: [*]

With a copy (which shall not constitute notice) to:

Head of Corporate Legal and Compliance

(Address as above)

Fax: [*]

51

20.9	Insurance. During the Term of this Agreement, each of the Parties shall maintain insurance consistent with normal business practice and adequate to cover the risks under this Agreement in an amount and for a time period that are usual and customary for a pharmaceutical company of its size (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Each Party shall provide to the other, upon request of the other Party from time to time during the Term of this Agreement, a certificate of insurance verifying the existence of such insurance. However, it is understood that the maintenance of such insurance coverage will not relieve either Party of its other obligations under this Agreement.

20.10	Governing Law. This Agreement shall be construed in accordance with and governed exclusively by the laws of State of New York located in the United States of America without regard to the United Nations Convention on Contracts for the International Sales of Goods (CISG) and the rules of conflict of law.

20.11	Entire Agreement; Amendments. This Agreement represents the entire and integrated agreement between the Parties with respect to the subject matter herein and supersedes all prior and contemporaneous negotiations, representations or agreements, either written or oral, regarding the subject matter of this Agreement, including without limitation any secrecy agreement and any material transfer agreement (including the Material Transfer Agreement agreed by the Parties and effective July 4, 2025) entered into by the Parties prior to this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties in accordance with Section 20.18.

20.12	Headings; Interpretation. The captions to the Articles and Sections of this Agreement are not a part of this Agreement but are merely for convenience to assist in locating and reading the several Sections of this Agreement. Unless specified to the contrary, references to Articles, Sections and Schedules mean the Articles, Sections or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (i) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (ii) the word “day” or “year” means a calendar day or year unless otherwise specified; (iii) to “inform in writing” or to “provide written information” includes information by e-mail to the relevant contact person of the other Party involved in the subject matter; (iv) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including all Schedules); (v) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (vi) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (vii) words of any gender include the other gender; (viii) words using the singular or plural number also include the plural or singular number, respectively; (x) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (ix) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Standards and any particular cost or expense shall be accounted for only once; and (x) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.

52

20.13	Independent Contractors. It is expressly agreed that PALATIN and BI shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither PALATIN nor BI shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

20.14	Non-Employment. Each Party or where applicable, its subcontractors, shall at all times be and remain the sole employer of persons assigned to the performance of work by such Party hereunder and shall assume any and all obligations, responsibilities and risks to such employment and the possible termination thereof. It being understood and agreed that no employees of one Party may claim employment or benefits of employment from another Party by virtue of this Agreement.

20.15	Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including, without limitation, any creditor of either Party. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

20.16	Further Assurances. Each of PALATIN and BI agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement. Each person executing this agreement on behalf of a Party represents and warrants his/her capacity and authority to do so.

53

20.17	Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law or in equity.

20.18	Counterparts; Electronic Delivery. This Agreement, and any amendments thereto, may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. Signatures to this Agreement or its amendments, transmitted by email in “portable document format” (“.pdf”), via DocuSign, or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement, or its amendment, shall have the same effect as physical delivery of the paper document bearing original signature.

[the remainder of this page is intentionally blank]

54

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date and year first above written

Boehringer Ingelheim International GmbH

By:	/s/ Dr. Andreas Lenk
Name:	Dr. Andreas Lenk
Title:	Authorized Signatory

By:	/s/ Dr. Scott DeWire
Name:	Dr. Scott DeWire
Title:	Authorized Signatory

PALATIN TECHNOLOGIES, INC.

By:	/s/ Stephen Wills
Name:	Stephen T. Wills
Title:	CFO/COO

55

Schedules:

Schedule 1.5: [*]

Schedule 1.43: Requirements for Invoices

Schedule 1.48: Non-Exhaustive List of Licenced Technology

Schedule 1.56: [*]

Schedule 1.65: Research Program

Schedule 2.2: Requirements for Reports

Schedule 2.3: Material Shipment Record Form

Schedule 6.1: Technology Data Package Transfer

Schedule 9.1.4 (a): [*]

Schedule 9.1.4 (b): [*]

Schedule 11.1: Press Release

Schedule 12.1: Invoice for Upfront Payment

Schedule 16.1: Use of Human Biospecimens

56

Schedule 1.5

[*]

57

Schedule 1.43

Requirements for Invoices

[*]

58

Schedule 1.48

Non-Exhaustive List of Licenced Technology

[*]

59

Schedule 1.56

[*]

60

Schedule 1.65

Research Program

[*]

61

Schedule 2.2

Requirements for Reports

[*]

62

Schedule 2.3

Material Shipment Record Form

[*]

63

Schedule 6.1

Technology Data Package Transfer

 [*]

64

Schedule 9.1.4 (a)

[*]

65

Schedule 9.1.4 (b)

[*]

66

Schedule 11.1

Press Release

[*]

67

Schedule 12.1

Invoice for Upfront Payment

[*]

68

Schedule 16

Use of Human Biospecimens

[*]

69

Schedule 16.3

Research Plan specific Human Biospecimens Questionnaire

[*]

70